Exhibit 99.1

MOTORSPORT GAMES REGAINS COMPLIANCE WITH NASDAQ MINIMUM BID PRICE REQUIREMENT

MIAMI, FL – NOVEMBER 29, 2022 – Motorsport Games Inc. (NASDAQ: MSGM) (“Motorsport Games” or “Company”), a leading racing game developer, publisher and esports ecosystem provider of official motorsport racing series throughout the world, announced today that it has received notice from the Nasdaq Stock Market LLC (Nasdaq) on November 28, 2022 informing Motorsport Games Inc. that it has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) (the “Rule”) for continued listing on The Nasdaq Capital Market.

Motorsport Games was previously notified by Nasdaq on June 6, 2022 that it was not in compliance with the minimum bid price rule because its Class A common stock failed to meet the closing bid price of $1.00 or more for 30 consecutive business days. To regain compliance with the Rule, the Company was required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive trading days. The requirement was met on November 25, 2022, the eleventh consecutive trading day when the closing bid price of the Company’s Class A common stock was over $1.00.

On November 9, 2022, Motorsport Games announced that it had effected a 1-for-10 reverse stock split that became effective at 12:01 a.m. ET on November 10, 2022, and that Company’s Class A common stock would begin trading on a split-adjusted basis at the opening of the market on November 10, 2022. The purpose of the reverse stock split was to raise the per share trading price of the Company Class A common stock to continue its listing on the Nasdaq Capital Market.

As previously disclosed in Motorsport Games’ current report on Form 8-K filed with the Securities and Exchange Commission on November 14, 2022, Motorsport Games received the notification form The NASDAQ Stock Market that Motorsport Games no longer complies with Nasdaq’s audit committee requirement under Rule 5605 and the minimum of 500,000 publicly held shares requirement under Rule 5550(a)(4). Motorsport Games current publicly held shares are 460,803 shares of Class A common stock. Motorsport Games plans to provide the Nasdaq prior to December 29, 2022 with a plan to regain compliance as Motorsport Games is actively looking for independent director candidates and, to regain compliance with the 500,000 share threshold, Motorsport Games plans to issue additional shares to non-affiliates, including, without limitation, by way of issuances of the Company Class A shares in future equity financings, subject to compliance with the Rules; provided that there can be no assurance that a plan to regain compliance will be consummated or that it will achieve its intended effects.

About Motorsport Games:

Motorsport Games, a Motorsport Network company, is a leading racing game developer, publisher and esports ecosystem provider of official motorsport racing series throughout the world. Combining innovative and engaging video games with exciting esports competitions and content for racing fans and gamers, Motorsport Games strives to make the joy of racing accessible to everyone. The Company is the officially licensed video game developer and publisher for iconic motorsport racing series across PC, PlayStation, Xbox, Nintendo Switch and mobile, including NASCAR, INDYCAR, 24 Hours of Le Mans and the British Touring Car Championship (“BTCC”), as well as the industry leading rFactor 2 and KartKraft simulations. rFactor 2 also serves as the official sim racing platform of Formula E, while also powering F1 Arcade through a partnership with Kindred Concepts. Motorsport Games is an award-winning esports partner of choice for 24 Hours of Le Mans, Formula E, BTCC, the FIA World Rallycross Championship and the eNASCAR Heat Pro League, among others. Motorsport Games is building a virtual racing ecosystem where each product drives excitement, every esports event is an adventure and every story inspires.

Forward-Looking Statements:

Certain statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Motorsport Games and are difficult to predict. Examples of such risks and uncertainties include, without limitation, unexpected developments with respect to the reverse stock split and/or minimum bid price per share of the Company’s Class A common stock, including, without limitation, future decreases in the price of the Company’s Class A common stock whether due to, among other things, the announcement of the reverse stock split and/or the Company’s inability to make its Class A common stock more attractive to a broader range of institutional or other investors, whether provided the Company will be able to execute the plan to regain compliance with Nasdaq’s audit committee requirement under Rule 5605 and the minimum of 500,000 publicly held shares requirement under Rule 5550(a)(4), or, if such plan is executed, whether it will achieve its intended effects. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in Motorsport Games’ filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Reports on Form 10-Q filed with the SEC during 2022, as well as in its subsequent filings with the SEC. Motorsport Games anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Motorsport Games assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Motorsport Games’ plans and expectations as of any subsequent date.

Website and Social Media Disclosure:

Investors and others should note that we announce material financial information to our investors using our investor relations website (ir.motorsportgames.com), SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media and blogs, to communicate with our investors and the public about our company and our products. It is possible that the information we post on our websites, social media and blogs could be deemed to be material information. Therefore, we encourage investors, the media and others interested in our company to review the information we post on the websites, social media channels and blogs, including the following (which list we will update from time to time on our investor relations website):

Websites	Social Media
motorsportgames.com	Twitter: @msportgames & @traxiongg
traxion.gg	Instagram: msportgames & traxiongg
motorsport.com	Facebook: Motorsport Games & traxiongg
LinkedIn: Motorsport Games
Twitch: traxiongg
Reddit: traxiongg

The contents of these websites and social media channels are not part of, nor will they be incorporated by reference into, this press release.

Contacts:

Investors:

investors@motorsportgames.com

Media:

pr@motorsportgames.com